EXECUTION COPY

SHAREHOLDER AGREEMENT

        THIS SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of December, 2004, by and between REGAL-BELOIT Corporation, a Wisconsin corporation (the “Company”), and General Electric Company, a New York corporation (the “Shareholder”).

RECITALS

        WHEREAS, the Company and the Shareholder have entered into a Purchase Agreement, dated as of November 14, 2004 (the “Purchase Agreement”), pursuant to which the Company will purchase substantially all of the assets of the Shareholder’s HVAC Business, Capacitor Business and India Washing Machine Business (each as such term is defined in the Purchase Agreement and referred to collectively herein as the “Business”); and

        WHEREAS, in connection with transactions contemplated by, and pursuant to the terms and conditions of, the Purchase Agreement, the Company will issue to the Shareholder, and the Shareholder will acquire record and beneficial ownership of 4,559,048 shares (the “Shares”) of the Company’s common stock, $.01 par value (the “Common Stock”), as the same shall be appropriately adjusted for stock dividends, stock splits, reverse stock splits or other similar events; and

        WHEREAS, as a condition to closing the transactions contemplated by the Purchase Agreement, the Company and the Shareholder have agreed to enter into this Agreement with respect to the Shares and the Common Stock; and

        WHEREAS, the parties desire to define certain terms and conditions regarding the Shareholder’s investment in the Company.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

        The Shareholder hereby represents and warrants to the Company as follows:

(a) The Shareholder is a corporation duly organized and validly existing under the laws of the State of New York.

    (b)       The Shareholder has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Shareholder. This Agreement constitutes a legally valid and binding agreement of the Shareholder, enforceable in accordance with its terms.

    (c)       Prior to effecting the transactions contemplated by this Agreement and the Purchase Agreement, the Shareholder owned (either beneficially or otherwise) no shares of Common Stock. The Shareholder is acquiring the Shares pursuant to the Purchase Agreement, as principal, solely for investment for the Shareholder’s own account and not in conjunction with any other person, directly or indirectly, and not with a view to, or for offer or sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), and not with a view to exercising control over the Company, merging or otherwise combining the Company with any other person or effecting any change in the corporate structure of the Company or (except as contemplated by this Agreement) the manner in which the Company conducts its business. For purposes of this Agreement, “person” shall mean any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association, or organization or other legal entity.

    (d)       The Shareholder is an “accredited investor” as defined in Rule 501 under the Securities Act. The Shareholder acknowledges that the Company has made available to the Shareholder the opportunity to obtain information respecting the business and financial condition of the Company and to evaluate the merits and risks of the investment in the Shares, including, without limitation, information contained in the Company’s public filings with the United States Securities and Exchange Commission (the “SEC”). The Shareholder also acknowledges that it has had an opportunity to ask questions of the officers of the Company regarding the financial merits and risks of the investment in the Shares. The Company has made available to the Shareholder all documents that the Shareholder has requested relating to the Shares.

    (e)       The form of Schedule 13G attached hereto as Exhibit A, to be filed by the Shareholder pertaining to the Company, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

    (f)       All future amendments to the Schedule 13G filed by the Shareholder pertaining to the Company will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Shareholder will not engage in any fraudulent, deceptive or manipulative acts or practices in connection with the Common Stock in violation of any applicable law.

The Company acknowledges and agrees that the foregoing representations and warranties shall not be deemed to limit the Shareholder’s rights relating to any breach or inaccuracy of any of the Company’s representations and warranties contained herein or in the Purchase Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the Shareholder as follows:

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin.

    (b)       The Company has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, authorization by no other body or party being required by law. This Agreement constitutes a legally valid and binding agreement of the Company, enforceable in accordance with its terms.

    (c)       As of the date hereof, the Company’s authorized capital stock consists of:  50,000,000 shares of Common Stock of which 24,468,590 shares are issued and outstanding and 1,567,559 shares are reserved for issuance pursuant to options and other rights to acquire Common Stock.

    (d)       The Shares have been duly authorized for issuance and sale to the Shareholder pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the terms of the Purchase Agreement against payment of the consideration set forth therein, shall be validly issued, fully paid and nonassessable (except for certain statutory liabilities that may be imposed by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages).

3.	SHELF REGISTRATION STATEMENT; INITIAL MARKETING EFFORT; SALES OF SHARES UNDER THE SHELF REGISTRATION STATEMENT; SALES PURSUANT TO RULE 144

    (a)       As soon as reasonably practicable following the date hereof, but in no event later than the earlier to occur of (i) 40 days after the Closing, if the Company has received from the Shareholder the unaudited financial statements for the Business for the nine-month periods ended September 30, 2003 and 2004 on or before the date that is 15 Business Days following the Closing (as such terms are defined in the Purchase Agreement) or (ii) 30 days after the receipt from the Shareholder of audited financial statements for the Business for the three-year period ended December 31, 2004 (the “2004 Audited Financial Statements”), together with the written consent of KPMG LLP to include in the Shelf Registration Statement (as defined herein) its report pertaining to the financial statements of the Business required to be filed therewith or included therein and to all references to KPMG LLP in the Shelf Registration Statement, the Company shall file with the SEC under the Securities Act a shelf registration statement on Form S-3 (or any successor form thereto) (the “Shelf Registration Statement”) registering the Shares for resale to the public. The Company may include in the Shelf Registration Statement the registration of shares of Common Stock for sale by the Company for its own account (“Primary Shares”). The Company shall use commercially reasonable best efforts to (i) cause the Shelf Registration Statement to be declared effective by the SEC as soon as is reasonably practicable following the filing thereof and (ii) keep the Shelf Registration Statement continuously effective for the period (the “Effectiveness Period”) ending on the earlier of (A) three years following the date the Shelf Registration is declared effective and (B) the date on which the Shareholder no longer owns any Shares; provided, however that in the event that (x) the Shareholder owns Shares following the three year anniversary of the date the Shelf Registration is declared effective and (y) the Shareholder is not eligible to sell Shares pursuant to Rule 144(k) of the Securities Act, the Effectiveness Period shall end on the earlier of (1) four years following the date the Shelf Registration is declared effective and (2) the date on which the Shareholder no longer owns any Shares. After the three year anniversary of the date the Shelf Registration Statement is declared effective, the Shareholder shall be permitted to Transfer any Shares pursuant to Rule 144 of the Securities Act, including, if applicable, Rule 144(k). The Shareholder shall use commercially reasonable best efforts to take all actions required to be taken by the Shareholder to enable the Company to file the Shelf Registration Statement within 30 days after the receipt of the 2004 Audited Financial Statements.

    (b)       Within 60 days following the effective date of the Shelf Registration Statement, the Company will use its commercially reasonable best efforts to complete a firm commitment underwritten public offering of shares of Common Stock registered under the Shelf Registration Statement, which offering shall include not less than 75% of the Shares (the “Initial Marketing Effort”); provided, however, that if the completion of the Initial Marketing Effort is delayed as a result of the failure or refusal of KPMG LLP to deliver a commercially reasonable comfort letter to the underwriters, the date by which the Company is obligated to complete the Initial Marketing Effort shall be extended until such comfort letter is delivered by KPMG LLP. The Company may in its sole discretion include in the Initial Marketing Effort the sale of Primary Shares by the Company; provided, however, that the number of Primary Shares sold in the Initial Marketing Effort shall be subject to reduction (including, if necessary, reduction to zero) until a minimum of 75% of the Shares are sold. Subject to the requirement that the Initial Marketing Effort include 75% of the Shares prior to including any Primary Shares, the Company and the Shareholder shall participate in any over-allotment option exercised by the underwriter(s) in connection with the Initial Marketing Effort pro rata based upon the number of Primary Shares and Shares, respectively, sold by each in the Initial Marketing Effort. The Company shall establish the pricing for the sale of shares of Common Stock (including the Shares) in the Initial Marketing Effort in a commercially reasonable manner. The Shareholder shall use commercially reasonable best efforts to take all actions required to be taken by the Shareholder to enable the Company to complete the Initial Marketing Effort within 60 days following the effective date of the Shelf Registration Statement.

    (c)       If at any time the Shareholder holds 25% or less of the Shares, then the Shareholder shall have the right to sell the remaining Shares under the Shelf Registration Statement (pursuant to an appropriate prospectus or supplement or amendment) at any time during the Effectiveness Period through sales (including through block sales) that do not exceed the volume limitations established under Rule 144 of the Securities Act (it being understood that Rule 144 is not applicable to such sales); provided, however, that all such sales by the Shareholder shall be effected through “brokers’ transactions” (as such term is defined in Rule 144) or otherwise by sales to institutional investors that would be eligible to file on Schedule 13G if the beneficial ownership of shares of Common Stock of such institutional investors exceeded 5% of the shares of Common Stock outstanding.

4.	DEMAND REGISTRATION RIGHTS

    (a)       During the Effectiveness Period, until such time that the Shareholder holds 25% or less of the Shares, the Shareholder may make written demands of the Company on the form attached hereto as Exhibit B (a “Demand Registration Request”) to file a prospectus supplement or amendment, as may be required under the Securities Act, to the Shelf Registration Statement to cover the sale of Shares through a firm commitment underwritten public offering without regard to volume or other limitations, including as contemplated by Section 3(c); provided, however, that the Shareholder’s rights to sell Shares under this Section 4(a) shall not arise until the first anniversary of the date of this Agreement and the Shareholder shall not effect more than one such firm commitment underwritten public offering in any six-month period; provided, further that the Shareholder may not make a Demand Registration Request for less than that number of Shares equal to 33% of the aggregate number of Shares held by the Shareholder immediately following the completion of the Initial Marketing Effort, unless at any time the Shareholder holds less than such number of Shares, in which case the Shareholder may not make a Demand Registration Request for less than all of the Shares then held. If required by the underwriters, the Shareholder agrees to execute a customary lock-up agreement (for a duration not to exceed 90 days) in connection with an offering of Shares pursuant to this Section 4(a).

    (b)       Subject to Section 6(f), upon receipt of a Demand Registration Request, the Company will, as promptly as practicable and in a manner consistent with the proposed marketing efforts of the underwriters, prepare and file with the SEC a prospectus supplement or amendment, as may be required under the Securities Act, to the Shelf Registration Statement covering such proposed resale of all Shares requested by the Shareholder to be sold pursuant to the Demand Registration Request. The Company will provide the reasonable support of its management in marketing efforts related to any such offering. Unless the underwriter(s) advise the Company in writing that marketing or other factors require a limitation of the number of Shares to be underwritten, the Company may include shares of Common Stock for its own account (or for the account of other shareholders) in such offering to the extent that, in the reasonable opinion of such underwriter(s), the inclusion of such additional shares of Common Stock will not adversely affect the offering of the Shares proposed to be sold by the Shareholder.

5.	PIGGY-BACK REGISTRATION RIGHTS

    (a)       At any time after the Initial Marketing Effort, if the Company decides to undertake any marketing efforts relating to the public offering of Common Stock for its own account or for the account of any other holder of its Common Stock, then the Company will promptly give the Shareholder written notice thereof and, upon the election of the Shareholder to participate therein, not less that 75% of the shares of Common Stock being offered in such marketing efforts shall be Shares requested by the Shareholder to be included therein; provided, that in the event all of the Shares then held by the Shareholder constitute less than 75% of the shares of Common Stock being offered in such marketing effort, then the Shareholder shall be entitled to offer all such Shares then held by the Shareholder in such marketing efforts. The Shareholder must give its request for inclusion of Shares in a marketing effort under this Section 5(a) to the Company in writing within 10 calendar days after receipt from the Company of notice of such pending marketing effort. The Company shall establish the pricing for the sale of shares of Common Stock (including the Shares) in any such offering in a commercially reasonable manner. The parties acknowledge that the Company may in its sole discretion terminate any offering under this Section 5 at any time.

    (b)       This Section 5 shall not apply to any issuance, offering or sale of shares of Common Stock pursuant to (i) the registration statement of the Company on Form S-3 (Registration No. 333-116706) declared effective by the SEC on October 1, 2004 (and any post-effective amendments or supplements thereto) and (ii) registration statements of the Company on Form S-4 or Form S-8 or their equivalents (relating to equity securities to be issued in connection with an acquisition of any entity or business, an exchange offer, an offering of equity securities issuable in connection with stock option or other employee benefit or director plans) or to registration statements that would otherwise not permit the registration of resales of previously issued securities.

6.	REGISTRATION

        In connection with any offering of Shares pursuant to this Agreement:

    (a)        The Shareholder shall be solely responsible for (i) taxes incurred by it in connection with the sale of Shares, together with the expenses of any attorneys, accountants or other advisors or professionals which it engages in connection with its sale of Shares; (ii) all brokerage and underwriter commissions and discounts, if any, associated with the Shares being sold by it; and (iii) the costs of the 2004 Audited Financial Statements. For any offerings of Shares pursuant to Sections 3(b), 4 or 5, the Company shall pay all other costs and expenses incurred in connection with any offering pursuant to this Agreement (including, without limitation, all legal and accounting fees and expenses (including the expenses of any special audits or “comfort” letters required by or incident to the completion of such offering, printing costs, fees of the NASD, stock exchange listing fees, fees and expenses of compliance with securities or blue sky laws, SEC registration fees, underwriting expenses (other than brokerage commissions and discounts), “road show” and other marketing expenses, and filing fees incurred by the Company).

    (b)        The Shareholder shall furnish such information, and render such cooperation, to the Company and any underwriter as the Company or such underwriter may reasonably request for inclusion in or in connection with, as the case may be, the Shelf Registration Statement (and any supplement or amendment thereto) or any other registration statement (the “Applicable Registration Statement”) pursuant to which Shares are to be offered for sale.

    (c)       The Company shall furnish to the Shareholder, without charge, such number of conformed copies of the Applicable Registration Statement and each amendment or supplement thereto (including in each case all exhibits), and of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act or applicable regulations, and such other documents, as the Shareholder may reasonably request. The Shareholder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to the Shareholder in connection with any sales of Shares pursuant to this Agreement.

    (d)       For any proposed sale of Shares pursuant to a firm commitment underwritten public offering, the Company shall select the investment banker or investment bankers and manager or managers that will underwrite the offering of Shares pursuant thereto and the Shareholder and the Company shall enter into an underwriting agreement in customary form with such terms and conditions, including the number of Shares to be offered, and a post-offering lockup period not to exceed ninety (90) days, as are consistent with market conditions and demand for shares of the Common Stock and are otherwise agreed upon among the Company and the Shareholder (acting reasonably and in good faith) and such underwriter(s).

    (e)       The Company shall use commercially reasonable best efforts to register or qualify any Shares to be sold pursuant to this Agreement under such state securities or blue sky laws as the Shareholder shall reasonably request; provided, however, that, with respect to the foregoing, the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Agreement, it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

    (f)       The Company will be entitled at any time, upon prior written notice to the Shareholder (a “Suspension Notice”) and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), to suspend the use or effectiveness of any registration statement (and the Shareholder hereby agrees not to offer or sell any Shares pursuant to such registration statement during the Suspension Period) if the Company in its reasonable judgment determines that the offering would interfere, in any material respect, with or require premature public disclosure of any financing, acquisition, corporate reorganization or other significant transaction involving the Company or its subsidiaries. Upon providing an additional Suspension Notice, the Company may extend a Suspension Period for an additional consecutive sixty (60) days. No more than two (2) Suspension Periods shall occur in any twelve (12) month period. In the event that the Company shall exercise its rights hereunder, the Effectiveness Period and the applicable time period during which any Applicable Registration Statement is to remain effective shall be extended by a period of time equal to the duration of each such Suspension Period.

    (g)       The Company shall use its commercially reasonable best efforts to cause all Shares to be sold in any offering to be listed on each securities exchange or quotation system on which similar securities issued by the Company are listed or traded.

(h) The Company shall promptly give written notice to the Shareholder:

(i)	when the Applicable Registration Statement or any amendment thereto has been filed with the SEC and when such Applicable Registration Statement or any post-effective amendment thereto has become effective;

(ii)	of any request by the SEC for amendments or supplements to such Applicable Registration Statement or the prospectus included therein or for additional information;

(iii)	of any stop order issued or threatened to be issued by the SEC suspending the effectiveness of such Applicable Registration Statement or the initiation of any proceedings for that purpose;

(iv)	of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v)	of the happening of any event that requires the Company to make changes in such Applicable Registration Statement, or the prospectus in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

    (i)       The Company shall use its commercially reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of the Applicable Registration Statement at the earliest possible time;

    (j)       Upon the occurrence of any event contemplated by Section 6(h)(v) above, the Company shall promptly prepare a post-effective amendment to the Applicable Registration Statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to Shareholder, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (k)       Subject to the execution of a customary and appropriate confidentiality agreement, the Company shall make reasonably available for inspection by any representative of the Shareholder, any underwriter participating in any offering and any attorney, accountant or other agent retained by such representative or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, managers and employees to supply all relevant information reasonably requested by such representative or any such underwriter, attorney, accountant or agent in connection with the registration, in each case all as necessary to enable them to exercise their due diligence responsibilities and defenses under the Securities Act.

    (l)       The Company shall use commercially reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Shares, including with respect to the transfer of physical stock or unit certificates into book-entry form in accordance with any procedures reasonably requested by the Shareholder or the underwriters.

(m) The Company shall take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Shares included in each such offering.

        If at any time, or from time to time, the Company is not eligible to file or register its shares of Common Stock (including the Shares) on a shelf registration statement on Form S-3 (or any successor form), the Company will use its commercially reasonable best efforts to promptly comply with its obligations pursuant to Sections 2 through 6 of this Agreement by registering with the SEC and otherwise facilitating the disposition of the Shares pursuant to any other applicable forms of registration statements as are then available to the Company. If the Company has not re-registered or otherwise facilitated disposition by the Shareholder of the Shares within 90 days from the date it of the Company’s ineligibility, then until such re-registration is effective, the Shareholder shall be free to transfer the Shares under Rule 144 of the Securities Act; provided, that if the Shareholder is not eligible to sell Shares pursuant to Rule 144(k) of the Securities Act, the Shareholder shall be free to transfer in any other manner consistent with applicable law.

7.	VALUE SHARING

    (a)       In the event the Aggregate Net Proceeds received by the Shareholder from the sale of all of the Shares are (i) less than $109,000,000, the Company shall pay the Shareholder the difference between Aggregate Net Proceeds and $109,000,000 (without interest), up to a maximum amount of $20,000,000, or (ii) greater than $119,000,000, the Shareholder shall pay to the Company (x) 100% of Aggregate Net Proceeds in excess of $119,000,000 until the Company has received aggregate payments of $6,700,000 (and Aggregate Net Proceeds total $125,700,000) and (y) 50% of Aggregate Net Proceeds in excess of $125,700,000 (in each case without interest); provided that the Company shall not be entitled to receive any payments under clause (ii)(y) of this Section 7(a) if the Shareholder has not been able to sell at least 75% of the Shares issued to the Shareholder pursuant to the Purchase Agreement within 150 days following the Shareholder’s delivery of the 2004 Audited Financial Statements to the Company. “Aggregate Net Proceeds” shall mean the actual aggregate proceeds received by the Shareholder in consideration or exchange for the Shares, less any commercially reasonable sales or brokerage commissions and discounts associated with the Shares sold, and excluding any interest earned on such proceeds; provided, however, that in connection with any Shares sold pursuant to an offering in which the Company selects the investment bankers and/or managers that will underwrite or market the offering, “Aggregate Net Proceeds” shall mean the actual aggregate proceeds received by the Shareholder in consideration or exchange for the Shares, less any sales or brokerage commissions and discounts associated with the Shares sold, and excluding any interest earned on such proceeds

    (b)       The parties shall make periodic payments of any amounts due in respect of Section 7(a), with: (i) the first such payment to be made on the earlier of 15 days following (x) the sale by the Shareholder of any Shares pursuant to the Initial Marketing Effort or (y) the sale by the Shareholder of an aggregate of 1,150,000 Shares, in either case with the Shares Sold (as defined below) to be based upon the actual number of Shares sold; (ii) subsequent payments to be made on a semi-annual basis, beginning on the date that is 180 calendar days following the date of the payment under (i) of this paragraph, with the Shares Sold being based upon the number of Shares sold (during any such period) as of the date that is 15 days prior to the payment date; and (iii) the final payment to be made 15 days following the earlier to occur of (A) the sale by the Shareholder of the last Share, with the Shares Sold being all of the Shares sold in such final sale; (B) the sale by the Shareholder of any Shares if after such sale the Shareholder first holds less than 46,000 shares of the Company’s Common Stock or (C) the fifth anniversary of the date of this Agreement, with the Shares Sold pursuant to (iii)(B) and (C) being (x) all of the Shares held by the Shareholder on such date and the per share sale price deemed received by the Shareholder in such sale shall be equal to the average closing sale price of one share of Common Stock on the American Stock Exchange (or such other primary national stock exchange of market on which shares of Common Stock are then traded) during the immediately preceding 20 trading days ending on the such date (or if such date is not a trading day then the last trading day immediately preceding such date), and (y) in the case of the Shares Sold pursuant to (iii)(B), all of the Shares sold in such final sale. Each of the periods referred to in clauses (i), (ii) and (iii) is hereinafter referred to as a “Measurement Period”.

    (c)       Not less than 10 days prior to the date of each potential payment to be made pursuant to Section 7(b), the Shareholder shall deliver to the Company a statement setting out the number of shares sold (or deemed sold pursuant to Section 7(b)(iii)(B) or (C) above) during the relevant Measurement Period (“Shares Sold”) and the Aggregate Net Proceeds from such Shares Sold (“Proportional Proceeds”). The failure to provide the notice referenced in the preceding sentence shall not affect either of the Shareholder’s or the Company’s right or obligations under this Section 7. Each statement will also contain a calculation of the value obtained by multiplying (x) the quotient resulting from dividing Shares Sold by 4,559,048 (the total number of Shares held by the Shareholder on the date of this Agreement) by (y) $109,000,000 (the “Proportional Target”). In the event the Proportional Proceeds received for the relevant Measurement Period are (i) less than the Proportional Target, the Company will be obligated to pay the Shareholder an aggregate of such difference, subject to a maximum amount of $20,000,000, or (ii) greater than the Proportional Target (and, in connection with all Shares Sold during such Measurement Period together with all Shares Sold in any prior Measurement Period, the Shareholder has received Aggregate Net Proceeds that exceeded the sum of the Proportional Targets for all such Measurement Periods by $10,000,000), the Shareholder will be obligated to pay the Company an aggregate of (A) 100% of the amount of such difference up to an aggregate of $6,700,000 and (B) 50% of such difference in excess of $6,700,000. The actual payment to be made by the Company or the Shareholder on any such payment date will be the amount determined pursuant to clause (i) or clause (ii), as applicable, of this paragraph, after taking into consideration any prior payments made by either party pursuant to this paragraph. The parties further acknowledge and agree that the aggregate amount of the payments made pursuant to this paragraph shall be consistent with the principles set forth in Section 7(a). In the event that upon the sale of all of the Shares by the Shareholder, the aggregate amount of the payments made between the Shareholder and the Company in accordance with this paragraph is inconsistent with the principles set forth in Section 7(a), the Company or the Shareholder, as applicable, will remit to the other party any amounts necessary to make appropriate adjustments to the aggregate amount of such payments. The examples set forth in Section 7(f) below are intended to illustrate the intended operation of this Section 7.

    (d)       The Shareholder and the Company agree that this Article 7 shall only be operative in connection with any sales or other Transfers of Shares that are made (i) to third party purchasers that are not controlled affiliates of the Shareholder and that are negotiated on an arms length basis or (ii) pursuant to public offerings. The Shareholder agrees to provide promptly to the Company reasonable evidence confirming any sale of Shares as is necessary for the calculation of Aggregate Net Proceeds received by the Shareholder in such sale of Shares, including the sale date, number of Shares sold, sale price and the sales or brokerage commissions and discounts associated with the Shares sold and any other information reasonably requested by the Company relating to such sale of Shares.

    (e)       In the event that the Company shall at any time issue a stock dividend on its outstanding shares of Common Stock or effect a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company that affects the outstanding shares of Common Stock, the numbers 4,559,048, 1,150,000 and 46,000 used for purposes of this Section 7 be adjusted accordingly.

(f) For illustrative purposes only:

(i)	In the event the Aggregate Net Proceeds received by the Shareholder from the sale (in one or more installments) of all of the Shares is $100,000,000, the Company shall have made payments (in one or more installments) to the Shareholder that, in the aggregate, total $9,000,000 (taking into account any amounts paid by the Shareholder to the Company pursuant to Section 7(c) in connection with any sale installment).

(ii)	In the event the Aggregate Net Proceeds received by the Shareholder from the sale (in one or more installments) of all of the Shares is $130,000,000, the Shareholder shall have made payments (in one or more installments) to the Company that, in the aggregate, total $8,850,000 (taking into account any amounts paid by the Company to the Shareholder pursuant to Section 7(c) in connection with any sale installment).

8.	LIMITATION ON TRANSFER

    (a)       Except for Transfers of Shares (i) pursuant to the provisions of Sections 3 through 6, (ii) pursuant to mergers, business combinations, tender offers or other similar transactions involving the Company or (iii) to Permitted Transferees (as defined), the Shareholder shall not be permitted to effect a Transfer (as defined herein) of any of the Shares.

    (b)       For purposes of this Agreement, (i) the term “Transfer” shall mean the sale, exchange, pledge, hedge, transfer, assignment or other disposal (whether voluntary or involuntary) of any Shares held by the Shareholder or any other agreement, transaction, scheme or device with the purpose or intent to obtain the economic effect of a Transfer or to otherwise circumvent the restrictions on Transfer provided in this Section 8 and (ii) “Permitted Transferees” shall mean, with respect to any person, any subsidiary of such person; provided, however that each Permitted Transferee shall have executed and delivered to the Company, as a condition to any Transfer of Shares to it, an executed consent to be bound by the provisions of, and to become a party to, this Agreement.

9.	STANDSTILL

        During the Standstill Period (as defined), neither the Shareholder nor any of its Representatives (as defined herein) (acting on behalf of the Shareholder) will, directly or indirectly, without the prior written consent of the Company or its Board of Directors:

    (a)       acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, ownership (including without limitation “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any additional (i.e., in addition to the Shares) Voting Securities (as defined herein) or direct or indirect rights to acquire any additional Voting Securities of the Company or any subsidiary thereof, or any assets of the Company or any subsidiary or division thereof; provided, however, that the foregoing shall not prohibit the Shareholder from acquiring additional Voting Securities of the Company as a result of a pro rata dividend paid by the Company with respect to the Shares;

    (b)       make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or otherwise seek to advise or influence any person or entity with respect to the voting of any Voting Securities of the Company;

    (c)       (i) take any action to solicit, initiate or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any subsidiary thereof (a “Company Acquisition Proposal”), other than the transactions contemplated by this Agreement and the Purchase Agreement, (ii) agree to endorse any Company Acquisition Proposal (which shall not be deemed to prohibit or restrict the Shareholder’s right or ability to vote in favor of a Company Acquisition Proposal or to sell any of the Shares pursuant to any Company Acquisition Proposal (pursuant to a tender offer or otherwise); provided that, such Company Acquisition Proposal has been approved by the Company’s Board of Directors (“Board Acquisition Approval”); provided, further, that no Board Acquisition Approval shall be required in connection with the Shareholder’s right or ability to vote in favor of a Company Acquisition Proposal or to sell any of the Shares pursuant to any Company Acquisition Proposal occurring after the three year anniversary of the date of this Agreement provided that prior to such time the Shareholder has made a good faith effort to sell the Shares pursuant to the Shareholder’s rights set forth in Sections 3(b), 4 and 5 of this Agreement), or (iii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any subsidiary thereof or afford access to the properties, books or records of the Company or any subsidiary thereof to, any person that the Shareholder believes may be considering making, or has made, a Company Acquisition Proposal;

(d) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing;

(e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company;

(f) disclose any intention, plan or arrangement inconsistent with the foregoing;

(g) advise, assist or encourage any other persons in connection with any of the foregoing; or

(h) file any application with any regulatory authority seeking approval or authority in connection with any action described above; or

(i) request the Company, its Board of Directors or any of their Representatives, directly or indirectly, to amend or waive any provision of this Section 9.

        Notwithstanding anything in this Section 9 to the contrary, this Section 9 shall not prohibit or restrict any of the following: (v) the exercise by the Shareholder of its voting rights with respect to the Shares and any other shares of capital stock of the Company or any successor that the Shareholder may hold (pursuant to the issuance of a stock dividend, recapitalization or otherwise), provided, however, that the Shareholder shall not exercise such voting rights in a manner inconsistent with the recommendations of the Company’s Board of Directors in connection with any Company Acquisition Proposal or any proposal for which a person other than the Company or its Board of Directors solicits proxies or contests the solicitation of proxies by the Company or its Board of Directors; provided further that no limitation on the exercise by the Shareholder of its voting rights shall exist in connection with the Shareholder’s voting rights in respect of any matter occurring after the three year anniversary of the date of this Agreement provided that prior to such time the Shareholder has made a good faith effort to sell the Shares pursuant to the Shareholder’s rights set forth in Sections 3(b), 4 and 5 of this Agreement); (w) the right of the Shareholder to dispose of the Shares pursuant to and in accordance with the terms of this Agreement (including the disposition of the Shares pursuant to any merger, business combination, tender offer or other similar transaction involving the Company, provided that such transaction has been approved by the Company’s Board of Directors); (x) the activities in the ordinary course of business of the financial services business of any affiliate of the Shareholder, including, without limitation, ordinary brokerage, discretionary money management, financial advisory, arbitrage, sales, trading and passive market making activities; (y) the activities in the ordinary course of business of any employee benefit plan maintained by or for the benefit of the Shareholder, its affiliates or its or their employees or in which the Shareholder or its affiliates participates; or (z) the Shareholder’s or any of its affiliate’s ability to make any disclosure pursuant to Section 13(d) of the Exchange Act or pursuant to any other law, rule or regulation binding upon the Shareholder or any of its affiliates (including the rules of any securities exchange or quotation system on which securities issued by the Shareholder or any of its affiliates are listed or traded).

        As used in this Section 9, the capitalized terms set forth below shall have the meanings ascribed to them:

        “Change of Control of the Company” shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such merger, consolidation or other business combination or transaction do not have beneficial ownership of Voting Securities representing more than 50% of the Total Current Voting Power of the surviving corporation (or its parent corporation) following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person (other than the Shareholder and its controlled affiliates or any “group” as defined in Section 13(d)(3) of the Exchange Act to which any of them is a member) of the beneficial ownership of Voting Securities of the Company representing 30% or more of the Total Current Voting Power of the Company; (iii) a sale of assets of the Company to any person or persons (other than the Shareholder and its controlled affiliates or any “group” as defined in Section 13(d)(3) of the Exchange Act to which any of them is a member) for a total price in excess of 30% of the market value of the outstanding shares of Common Stock (calculated using the sale price of the Common Stock on the last full trading day immediately prior to date such sale transaction is entered into); or (iv) a liquidation or dissolution of the Company.

        “Representative” means, as it relates to any person, such person’s controlled affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants), controlling persons, lenders and investors.

        “Standstill Period” shall mean the period beginning on the date of this Agreement and ending on the occurrence of a Standstill Termination Event.

        “Standstill Termination Event” shall mean the earlier to occur of the following: (i) the two year anniversary following the date on which the Shareholder first owns Shares constituting less than 5% of the then outstanding shares of Common Stock or (ii) the date upon which any Change of Control of the Company occurs.

        “Total Current Voting Power” shall mean, with respect to any person, the total number of votes which may be cast in the election of members of the Board of Directors (or similar governing body) of such person if all securities entitled to vote in the election of such directors are present and voted.

        “Voting Securities” means, as it relates to any person, any securities of the person entitled to vote generally for the election of directors or securities convertible into such securities.

10.	LEGENDS AND STOP TRANSFER ORDERS

        The Shareholder understands that stop transfer instructions will be given to the Company’s transfer agent with respect to the Shares and that there will be placed on all certificates issued to the Shareholder representing the Shares, or any substitutions or replacements therefore, a legend stating substantially as follows:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OR THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

“The securities represented by this certificate are subject to the provisions of a Shareholder Agreement, dated as of December 31, 2004, between REGAL-BELOIT Corporation and General Electric Company, and may not be sold, transferred, assigned or otherwise disposed of except in accordance therewith. A copy of said Shareholder Agreement is on file at the office of the Secretary of REGAL-BELOIT Corporation.”

        The legends set forth above shall be promptly removed if and when (i) the Shares (or any portion thereof) represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or (ii) the Shareholder delivers to the Company an opinion of counsel reasonably satisfactory to the Company that such legends are no longer necessary.

11.	INDEMNIFICATION AND CONTRIBUTION IN CONNECTION WITH REGISTRATION STATEMENTS

        In connection with the Shelf Registration Statement and any amendments or supplements thereto that may be filed pursuant to this Agreement and any other registration statement in which the Shareholder elects to participate, the Shareholder shall indemnify and hold harmless the Company or any underwriter, as the case may be, and any of their respective officers, directors, controlling persons, agents, shareholders and trustees from any and all loss, liability, claims, damages and expenses (including reasonable attorneys fees and disbursements) incurred by them insofar as such losses, liabilities, claims, damages and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such registration statement or prospectus covering the Shares or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Shareholder shall only be liable in any such case to the extent that any such loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information relating to the Shareholder as furnished to the Company by or on behalf of the Shareholder expressly for use in the registration statement or prospectus covering the Shares; provided further that the liability of the Shareholder hereunder shall be limited to the proportion of any such loss, liability, claim, damage or expense which is equal to the proportion that the net proceeds from the sales of the Shares sold by the Shareholder under such registration statement or prospectus bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by the Shareholder from the sale of its Shares covered by such registration statement. Except to the extent set forth in the foregoing sentence, the Company shall indemnify and hold harmless the Shareholder or any underwriter, as the case may be, and any of their respective officers, directors, controlling persons, agents, stockholders and trustees participating in the Shelf Registration Statement or any other registration statement in which the Shareholder elects to participate from any and all loss, liability, claims, damages and expenses (including reasonable attorneys fees and disbursements) incurred by them insofar as such losses, liabilities, claims, damages and expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or prospectus related thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any applicable state securities laws or any rule or regulation promulgated under any of the Securities Act, the Exchange Act or any applicable state securities laws.

        If the indemnification provided for in this Section 11 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, liabilities, claims, damages and expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any matter giving rise to rights of indemnification under this Section 11 (a “Violation”) has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. If the allocation provided in this paragraph is not permitted by applicable law, the parties shall contribute based upon the relevant benefits received by the Company from the offering of its securities on the one hand and the net proceeds received by the Shareholder from the sale of Shares on the other.

        The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined solely by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

12.	TERM

        This Agreement shall remain in effect for so long as the Shareholder shall retain any interest in all or any portion of the Shares; provided that (a) the provisions of Section 9 shall survive termination of this Agreement for the period of time specified therein and (b) the provisions of Section 11 shall survive termination of this Agreement for a period of time equal to the expiration of all relevant statutes of limitation.

13.	MISCELLANEOUS

        13.1 Assignment; Parties in Interest.

    (a)       Assignment. Except as set forth in Section 8 (in connection with any Transfers of the Shares to Permitted Transferees), the rights and obligations of the parties hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party.

    (b)       Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

        13.2 Governing Law.

        This Agreement shall be governed and construed in accordance with the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

        13.3 Amendment and Modification.

        This Agreement may only be amended or modified in a writing signed by the parties hereto.

        13.4 Entire Agreement.

        This Agreement and the Purchase Agreement embody the entire agreement between the parties hereto with respect to the subject matter hereof, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

        13.5 Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        13.6 Headings.

        The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

        13.7 Severability.

        In the event any court of competent jurisdiction shall deem any provision of this Agreement to be invalid or unenforceable, then the remaining provisions of this Agreement shall remain in full force and effect notwithstanding the invalidity or unenforceability of the offending provision.

        13.8 Specific Performance.

        The Shareholder and the Company agree that any violation or breach of the provisions contained in this Agreement will result in irreparable injury to the non-breaching party for which a remedy at law would be inadequate and that, in addition to any relief at law that may be available to the non-breaching party for such violation or breach and regardless of any other provision contained in this Agreement, the non-breaching party shall be entitled to such injunctive and other equitable relief as a court may grant.

        13.9 Notices.

        All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.

If to the Company, to:

REGAL-BELOIT Corporation 200 State Street Beloit, Wisconsin 53511 Attention: President Facsimile: (608) 364-8818

with a copy to:

Foley & Lardner LLP U.S. Bank Center 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 Attention: Benjamin F. Garmer, III Facsimile: (414) 297-4900

If to the Shareholder, to:

General Electric Company c/o GE Equity 120 Long Ridge Road Stamford, CT 06927-0001 Attention: General Counsel Facsimile: (203) 357-6527

with a copy to:

Sidley Austin Brown & Wood LLP Bank One Plaza 10 South Dearborn Street Chicago, IL 60603 Attention: Brian J. Fahrney and Chris Abbinante Facsimile: (312) 853-7036

        If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted, such communication shall be deemed delivered the next business day after transmission; if sent by overnight courier, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Either party to this Agreement may change its address for the purposes of this Agreement by giving written notice thereof to the other party.

        13.10 Dispute Resolution. Section 11.11 of the Purchase Agreement is incorporated herein and shall be applicable to any Dispute (as defined in the Purchase Agreement) arising under this Agreement.

        13.11 Adjustments For Stock Dividends, Stock Splits, Recapitalizations, Combinations, Etc. If the Company shall at any time issue a stock dividend on its outstanding shares of Common Stock or effect a recapitalization, stock split, reverse stock split, reorganization, consolidation, split-up, combination, repurchase or exchange of shares of its Common Stock or other securities of the Company that affects the outstanding number of shares of Common Stock, all provisions set forth in this Agreement that are affected by a specified number of shares of Common Stock shall be appropriately adjusted.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

REGAL-BELOIT CORPORATION
By: /s/ James L. Packard
Name: James L. Packard
Title: Chairman and Chief Executive Officer
GENERAL ELECTRIC COMPANY
By: /s/ Mark Gliebe
Name: Mark Gliebe
Title: General Manager, GE Motors & Controls, GE Consumer & Industrial